Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
Contacts:

Al Scott	Mark Nogal
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces March and First Quarter 2023 Catastrophe Losses, Implemented Auto Rates and Prior Year Reserve Reestimates

NORTHBROOK, Ill., April 20, 2023 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of March of $1.17 billion or $927 million, after-tax.
Catastrophe losses for March events were estimated at $1.26 billion, related to 10 events, with approximately 75% of the losses related to three wind events, partially offset by favorable reserve reestimates for prior events. Catastrophe losses for the first quarter totaled $1.69 billion, pre-tax.
During the month of March, the Allstate brand implemented auto rate increases of 7.6% across 10 locations, resulting in total brand premium impact of 0.5%.
“Allstate continued to implement significant auto insurance rate actions as part of our comprehensive plan to improve profitability. Since the beginning of the year, rate increases for Allstate brand auto insurance have resulted in a premium impact of 1.7%, which are expected to raise annualized written premiums by approximately $454 million,” said Jess Merten, Chief Financial Officer of The Allstate Corporation. “In addition, the California Department of Insurance recently approved our latest Allstate brand auto insurance rate increase filing of 6.9%, which we expect to implement in April and be effective in June 2023.” Our implemented auto rate exhibit has been posted on allstateinvestors.com.
Unfavorable prior year reserve reestimates, excluding catastrophes, totaled $27 million in the first quarter with $23 million attributed to commercial insurance, primarily related to business that is being exited. Beginning next quarter, we will only disclose quarterly prior year reserve reestimates, excluding catastrophes, if material.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

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